Exhibit 4.14

Promoters’ Agreement

for

Formation of China Life Pension Company Limited

March 2006

This agreement was entered into by and among the following parties on March 21, 2006:

(1)	Name: China Life Insurance (Group) Company Limited (“CLIC”)
Address: 5 Guan Ying Yuan Xi Qu, Xicheng District, Beijing

(2)	Name: China Life Insurance Company Limited (“China Life”)
Address: China Life Building, 16 Chao Wai Avenue, Chaoyang District, Beijing; and

(3)	Name: China Life Insurance Asset Management Company Limited (“AMC”)
Address: 9/F Block A, Tongtai Building, 33 Financial Street, Xicheng District, Beijing

WHEREAS:

China Life Insurance (Group) Company Limited, a leading financial and insurance holding company duly organized and validly existing under the laws of the People’s Republic of China, China Life Insurance Company Limited, a leading overseas listed commercial life insurance joint stock company controlled by CLIC, and China Life Insurance Asset Management Company Limited, the largest domestic professional insurance assets management company propose to jointly form China Life Pension Company Limited (the “Company”) by means of promotion as a professional pension company.

NOW, THEREFORE, based on the principles of equality and mutual benefits and after friendly consultations, the parties agreed as follows,

Article 1 Promoters

The parties hereto shall be the promoters of the Company with their respect names and addresses as first above set forth herein.

Article 2 Company’s Name

The name of the Company in Chinese is

The name of the Company in English is China Life Pension Company Limited.

The registered address of the Company is 5 Guan Ying Yuan Xi Qu, Xicheng District, Beijing.

The name and registered address of the Company shall be subject to the Company’s establishment registration with the competent administration of industry and commerce.

Article 3 Company’s Purposes

The purposes of the Company will be to actively expand the enterprise annuity market by adapting to the further reform of the pension system and the rapid growth of enterprise annuity business and giving full play to the advantages of CLIC, China Life and AMC as a leading and key state-owned insurance company or insurance assets management company and thereby make contribution to the establishment of multi-level pension system, improvement of social security system and the full construction of well-off society while maximizing the interest of the shareholders.

Article 4 Company’s Business Scope

The business scope of the Company shall be management of enterprise annuity as a trustee, provision of accounts management services as an enterprise annuity accounts manager, supply of investment management services and other ancillary services as a enterprise annuity investment manager and any other business as may be approved by the China Insurance Regulatory Commission (“CIRC”) and other relevant authorities.

The business scope of the Company shall be subject to the approval by the CIRC and other relevant authorities and the registration with the competent administration of industry and commerce.

Article 5 Company’s Formation Manner

The Company shall be established as a joint stock limited company by CLIC, China Life and AMC as its promoters by means of promotion.

Article 6 Share Capital of the Company

The proposed registered capital of the Company shall be RMB Six Hundred Million (RMB 600,000,000) in total. The shares to be issued by the Company shall be 600,000,000 shares of common stock with RMB 1 per share in par value.

Article 7 Promoters’ Capital Contribution and Subscribed Shares

1.	Promoters’ Capital Contribution

(1)	CLIC shall invest RMB One Hundred Fifty Million (RMB 150,000,000) in cash as its capital contribution to the Company for subscription of 150,000,000 shares of the Company with RMB 1 per share in par value, representing 25.0% of the total share capital of the Company.

(2)	China Life shall invest RMB Three Hundred Thirty Million (RMB 330,000,000) in cash as its capital contribution to the Company for subscription of 330,000,000 shares of the Company with RMB 1 per share in par value, representing 55.0% of the total share capital of the Company.

(3)	AMC shall invest RMB One Hundred Twenty Million (RMB 120,000,000) in cash as its capital contribution to the Company for subscription of 120,000,000 shares of the Company with RMB 1 per share in par value, representing 20.0% of the total share capital of the Company.

2. Payment Schedule

Each promoter shall pay in full its subscribed capital contribution in a lump sum within thirty days after execution of this agreement. Any promoter shall be liable for any loss suffered by the other promoters or the Company as a result of its failure to make any or all of its subscribed capital contribution. Pursuant to this agreement, the defaulting party shall pay compensation to the non-defaulting parties and the Company at the rate of 0.05% of the total amount of the defaulted contribution for each delayed day.

3. Capital Contribution Ratio

The amount of the shares held by each promoter and the percentage represented by such shares shall be as follows:

No.	Name of Promoter	Amount of Subscribed Shares (in ten thousand)	Shareholding Percentage (%)
1	CLIC	15,000	25.0
2	China Life	33,000	55.0
3	AMC	12,000	20.0
Total		60,000	100

Article 8 Subscription of Shares

Each promoter shall subscribe for the shares of the Company in accordance with this agreement and shall after obtaining all the required approvals and completion of all the required formalities, legally obtain equity interests in the Company in the form of RMB common stock, which shall be recorded in the shareholders register of the Company.

Article 9 Preparation for Company’s Establishment

1.	For the purpose of ensuring that the establishment of the Company be carried out smoothly, the parties hereby agree to jointly authorize CLIC to be responsible for any establishment preparation on behalf of all the promoters:

(1)	Mr. Yangchao shall be in charge of the Company’s Preparatory Leadership Group and Mr. Lin Dairen shall preside over the Company’s Preparatory Working Group. The other members of the two groups may be determined by Mr. Yang Chao and Mr. Lin Dairen respectively based on the factual needs.

(2)	The Company’s Preparatory Working Group shall be responsible to (i)

perform various application formalities and preparatory affairs relating to the establishment of the Company, which include without limitation preparation and execution of all the application letters, feasibility study reports, pre-establishment preparatory schemes, the articles of association of the Company (draft, subject to the finalization by the parties hereto through consultations) and other documents required for the establishment and operation of the company, (ii) apply for the pre-approval of the Company’s name, open a bank account for the Company’s exclusive use and complete the capital verification formalities, (iii) engage intermediary agencies, and (iv) deal with other related matters to complete the establishment process of the Company as instructed by the Preparatory Leadership Group.

(3)	CLIC shall advance the related fees and costs incurred during the preparatory stage, which include the approval fees, the AIC registration fees, publicity fees, fees paid for printing and materials, capital verification costs, intermediary agencies’ charges and other relevant fees.

(4)	The authorization granted to the Company’s Preparatory Working Group above shall become effective upon execution of this agreement, retrospective to January 1, 2004 and shall continue in full force and effect until the approval to initiate the establishment of the Company has been obtained and the board of directors has been elected at the Company’s inaugural meeting.

2.	Each promoter hereby agrees that the costs and fees incurred during the preparatory stage for the establishment of the Company shall be advanced by CLIC prior to the payment of the capital contribution by the other promoters and shall after the Company’s establishment and in accordance with the resolutions adopted at the inaugural meeting, be reimbursed to the CLIC by the Company and included as the Company’s establishment fees according to the applicable laws. The parties further agree that an accounting firm shall be retained upon consent of the parties to audit the expenditure items of the establishment fees prior to the submission of the same to the inaugural meeting for consideration and issue an audit report in respect thereof.

Article 10 Undertakings by Promoters

Each promoter hereby undertakes that:

1.	It complies with all the subject qualifications required to be a shareholder of the Company under the PRC Company Law, the PRC Insurance Law and other applicable laws and regulations.

2.	After the establishment of the Company, each promoter shall make the best use of its advantages to provide technical and management support to the Company in respect of accounts management, investment management, etc., entrust the Company to deal with the business affairs related to pension management on behalf of each promoter and its affiliated enterprises, use its best effort to assist the Company in expanding its market share and developing its client base so as to promote rapid growth of the Company’s business, and provide other conveniences and support for the operation management and business development of the Company.

Article 11 Recommendation of the Candidates for the Directors, Supervisors and Senior Management

1.	Candidates for the directors of the Company shall be recommended to the Company’s Preparatory Working Group by the promoters. The number of the candidates that each promoter may recommend, the ratio represented by such candidates and the number of the independent directors that the Company may have shall be determined by the promoters through consultation.

2.	Candidates for the supervisors of the Company shall be recommended to the Company’s Preparatory Working Group by the promoters. The number of the candidates that each promoter may recommend, the ratio represented by such candidates and the number of the employee supervisors that the Company may have shall be determined by the promoters through consultation.

3.	The promoters shall determine through consultation the positions of the senior management of the Company and the persons assuming such positions shall be retained upon the decision of the first board of directors of the Company.

The candidates for the directors and senior management of the Company as recommended by each promoter shall pass the position qualification verification by the CIRC. Recommendation of the candidates for the directors, the supervisors and the senior management shall be applicable only to the inaugural meeting, the first board of directors and the first supervisory committee of the Company.

Article 12 Promoters’ Rights

Other than those authorized to CLIC, the promoters shall have the right to jointly determine significant matters arising from the preparations for the establishment of the Company as set out below:

1.	to jointly elect the directors and supervisors of the Company;

2.	if the Company fails to be established, to claim any remainder of their assets used to subscribe the Company’s shares after all the relevant liabilities have been settled accordingly out of such assets in proportion to their subscription ratio according to the applicable laws; and

3.	after the establishment of the Company, to exercise other rights that a promoter and a shareholder are entitled to under applicable laws and the Company’s articles of association.

The promoters shall, when exercising the joint determination rights under this Article, do so by an affirmative vote of simple majority (i.e. more than half) in accordance with their respective subscribed shareholding ratio as set forth in Article 7.

Article 13 Promoters’ Liabilities

1.	In the event that the Company fails to be established, the promoters shall be jointly and severally liable for any debts, costs and fees resulting from any acts to establish the Company in proportion to the their respective subscribed shares.

2.	In the course of the establishment of the Company, each promoter shall indemnify the Company against any loss or damage sustained by the Company arising from any of its breach of any of its undertakings herein or any other negligence on its part which causes any damages to the interest of the Company.

3.	Any promoter shall indemnify the other promoters against any economic loss suffered by such other promoters as a result of any of its breach of any of its undertakings herein or any other negligence on its part which causes any damages to the interests of the other promoters.

4.	After the establishment of the Company, each promoter shall not commit any act to the detriment of the interests of the Company.

Article 14 Approval by Competent Authorities

1.	Each promoter agrees that whereas the approvals by the competent regulatory authorities including the CISC are pending for matters such as the capital contribution of each party, the subject qualifications of a shareholder and the establishment of the Company, inability of any party to perform this agreement resulting by any of the aforesaid government approval issues shall not be deemed as a breach hereof. The party who is so unable to perform this agreement shall give notify the other promoters of such situation.

2.	If the circumstance as contemplated by the paragraph 1 above occurs, CLIC may select any third party to be a promoter of the Company and the party who is unable to perform this agreement shall assign and transfer all of its rights and obligations hereunder to the third party(ies) designated by the CLIC. Other promoters shall also consent to such assignment and transfer. Where under such circumstance, the party who is unable to perform this agreement has made its capital contribution to the Company, CLIC shall be liable to fully refund such paid-up capital contribution to such party. CLIC and other promoters shall sign a new promoters’ agreement with the selected third party(ies) based on the terms and conditions of this agreement.

3.	In the event that the circumstance as contemplated by the paragraph 1 above occurs to CLIC, CLIC shall notify the other parties of such circumstance and this agreement shall cease to be effective as of the date when such notification is given.

Article 15 Confidentiality

Each promoter agrees to keep in strict confidence any contents of discussion or consultation among the parties in connection with the establishment of the Company, any terms of any proposed arrangement or agreement and any other information related to those aforesaid contents (“Confidential Information”) and shall not make any public announcement thereof or disclose any Confidential Information to any third party other than government regulatory authorities with proper jurisdiction, intermediary agencies retained by the promoters and bound by confidentiality obligations and the other promoters.

Each promoter agrees that without having sought and obtained the consent of the other parties, any party shall not, nor permit any of its affiliated companies, or any individual or entity to, make any public announcement of any Confidential Information, whether by means of press or in any other manner.

Article 16 Liabilities for Breach of Contract

Any promoter shall indemnify the other promoters and the Company against any loss suffered by the other promoters or the Company resulting from its breach of this agreement which causes any damages to the interests of the other promoters or the Company.

Any party who commits a breach of this agreement which leads to inability to perform this agreement in full or in part shall be held liable for such breach. If more than one parties breach this agreement, the defaulting parties shall be liable for their breaches respectively based on the degree of their faults.

After the approval of the preparatory establishment of the Company and prior to the initiation of the inaugural meeting of the Company, if any promoter, based on its business concerns and in good faith, fails to reach agreement with the other promoters in respect of the contents of the proposed articles of association of the Company and thus requests to exit from the establishment process of the Company and cease to be a promoter of the Company, the other promoters hereby agrees to not to hold such promoter liable for breach of contract. In such case, each promoter agrees that CLIC may select any third party to serve as a promoter of the Company in accordance with the paragraphs 2 and 3 of Article 14 hereof.

Article 17 Notices

Any notice or other communication given or made by one party under this agreement shall be in writing and in Chinese and may be hand-delivered or sent by registered mail to the addresses of the other parties (the address of each party as first set forth above of this agreement), or sent by fax transmission to the fax numbers of the other parties. The date when a notice shall be deemed to have been effectively given shall be determined as follows:

1.	if by hand delivery, the date of delivery of such notice;

2.	if sent by registered mail, the 7th day (exclusive of any statutory holidays) after the date of posting (as evidenced by the postmark) such notice; and

3.	if by fax, when such notice is transmitted and the notifying party shall produce the transmission report in respect of the documents so transmitted to certify the successful transmission of the same to the other parties.

Article 18 Dispute Resolution

This agreement shall be governed and interpreted by the laws of the PRC.

The parties shall strive to settle any dispute arising from or in connection with this agreement through friendly consultations. In case no settlement can be reached through consultations within sixty days of the occurrence of such dispute, then any party may submit such dispute to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in accordance with CIETAC’s then effective rules. The arbitral award shall be final and binding on the parties.

Article 19 Effectiveness

This agreement shall become effective upon execution by the duly authorized representative of each promoter and after affixed with the corporate seal of each promoter.

Article 20 Amendments

Any amendment to this agreement shall be made in writing and based on the agreement reached by the promoters through consultations. The right to interpret this agreement shall be exclusively reserved to the promoters.

Article 21 Counterparts

This agreement shall prevail in its Chinese version and shall be executed in ten counterparts with each promoter holding two counterparts and the remaining four counterparts to be submitted for approval.

Signature page:

China Life Insurance (Group) Company Limited (seal)

Legal representative or authorized representative (signature): /s/ Yang Chao

China Life Insurance Company Limited (seal)

Legal representative or authorized representative (signature): /s/ Wu Yan

China Life Insurance Asset Management Company Limited (seal)

Legal representative or authorized representative (signature): /s/ Miao Jianmin